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                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [x]

Check the appropriate box:
[ ]      Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[x]      Soliciting Material Pursuant to Section 240.14a-12

                             ASA INTERNATIONAL LTD.
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                (Name of Registrant as Specified In Its Charter)

                         RIPPE & KINGSTON SYSTEMS, INC.
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]      No fee required.
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.
         (1) Title of each class of securities to which transaction applies:

             ---------------------------------------------------------------
         (2) Aggregate number of securities to which transaction applies:

             ---------------------------------------------------------------
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

             ---------------------------------------------------------------
         (4) Proposed maximum aggregate value of transaction:

             ---------------------------------------------------------------
         (5) Total fee paid:

             ---------------------------------------------------------------
[ ]      Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


         (1)    Amount Previously Paid:

             ---------------------------------------------------------------
         (2)    Form, Schedule or Registration Statement No.:

             ---------------------------------------------------------------
         (3)    Filing Party:

             ---------------------------------------------------------------
         (4)    Date Filed:

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Explanatory Note: On November 10, 2004, Rippe & Kingston Systems, Inc. ("R&K")
issued the press release set forth below relating to ASA International Ltd. ("ASA"). This was in response to a press release issued on November 8, 2004 by ASA. R&K does not view its press release as a solicitation of proxies with respect to any matter being considered by the stockholders of ASA. The Schedule 14A is filed pursuant to Rule 14a-12 as a matter of caution in case discussions between R&K and ASA should begin and result ultimately in agreement on a proposal that would be submitted to the stockholders of ASA for their approval.

The following press release was issued by R&K on November 10, 2004:


RIPPE & KINGSTON SYSTEMS, INC.  REMAINS INTERESTED IN ACQUIRING
ASA INTERNATIONAL AT $6.00 PER SHARE


CONTACT: JULIE PHILLIPPI
         (513) 522-6257

CINCINNATI, OHIO - NOVEMBER 10, 2004 - George Kingston, Senior Vice President and Chairman of the Board of Rippe & Kingston Systems, Inc. states that the company remains interested in acquiring ASA International, Ltd., (Nasdaq; ASAA), a publicly traded software company located in Framingham, Massachusetts at the price of $6.00 per share.

Said Kingston, "Rippe & Kingston wrote to Mr. Alfred Angelone, Chairman of the Board of ASA International on October 28 announcing our interest and asking to meet to discuss our proposal. ASA rejected our proposal without meeting with us. On November 5 we sent a follow-up letter stating that we still were interested in acquiring ASA."

Kingston added, "On November 8, ASA announced that its board had rejected again our proposal and our request for a meeting. ASA said that our proposal was `preliminary in nature, did not constitute a firm offer, and may be subject to substantial conditions, including due diligence, financing and negotiation of a mutually acceptable definitive agreement'." These were the same reasons ASA cited in rejecting our October 28 letter. In our November 5 letter, we stated `we have received assurances from our lenders of financing adequate to complete the acquisition of ASA. We will be happy to provide details to you when we meet. In addition, while we will need to conduct due diligence investigations, we do not expect these to lead to any difficulties so long as they confirm the adequacy and completeness of your public filings under the securities laws. We expect to agree with you on a




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definitive agreement which will be straightforward with customary terms. In short, working together, we do not anticipate any difficulties in finalizing promptly the details of our proposed acquisition'. "

Finally, Kingston stated, "We believe that we have addressed ASA's stated reasons for rejecting our proposal. We remain seriously interested in acquiring ASA. We still feel that it would be in ASA's best interest to strongly consider our desire to acquire their company. We remain hopeful that we can expedite this process and meet as soon as possible with Mr. Angelone and the ASA board members to discuss our proposal.


ABOUT RIPPE & KINGSTON SYSTEMS, INC.:

Rippe & Kingston Systems, Inc., for more than 25 years, has been a leading global provider of technology solutions and professional services in the areas of Accounting, Management Systems Consulting, e-Business and Hosted System in a broad range of industries, including Manufacturing, Distribution, Legal, Education and Governmental Agencies. The Company is a leader in the legal industry providing enterprise-class financial and practice management systems that give law firms a competitive advantage and allow them to manage their practice in the most efficient manner.

Rippe & Kingston Systems, Inc. is one of an affiliated group of companies under control of a common group of shareholders. The affiliated group has revenue in excess of $100 million dollars.

OTHER INFORMATION:

Any information concerning ASA contained herein has been taken from, or is based upon, publicly available information. Rippe & Kingston does not take any responsibility for the accuracy or completeness of such information.

In the event that a transaction between ASA and Rippe & Kingston is presented to stockholders of ASA, they are urged to read the disclosure documents which are prepared relating to any such proposed transaction when and if they become available, because they will contain information important to a decision on any proposed transaction. Any such disclosure documents will be filed with the Securities and Exchange Commission (the "Commission") and stockholders will be able to obtain a free copy of the disclosure documents (when they are available) and other documents filed with the Commission at the Commission's website at http://www.sec.gov. Such documents will also be available for free from Rippe & Kingston.

For more information about Rippe & Kingston, visit the Rippe & Kingston website at http://www.legal.rippe.com.


IMPORTANT INFORMATION

Any information concerning ASA contained herein has been taken from, or is based upon, publicly available information. Although R&K does not have any information that would indicate that any information contained herein that has been taken from such documents is inaccurate or incomplete, R&K does not take any responsibility for the accuracy or completeness of such information.

In the event that a transaction between ASA and R&K is presented to stockholders of ASA, stockholders of ASA are urged to read the disclosure documents which are prepared relating to any such proposed transaction involving R&K and ASA (the "Proposed Transaction") when and if they become available, because they will contain information important to a decision on




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any Proposed Transaction. Any such disclosure documents will be filed with the
Securities and Exchange Commission (the"Commission") and stockholders will be able to obtain a free copy of the disclosure documents (when they are available) and other documents filed with the Commission at the Commission's website at. Such documents will also be available for free from R&K.


INFORMATION REGARDING PARTICIPANTS

As noted in the Explanatory Note above, in the event a Proposed Transaction ultimately is presented to stockholders of ASA, R&K may be deemed then to be a participant in the solicitation of proxies in respect of the Proposed Transaction.

If this occurs, the interests of R&K in the Proposed Transaction will consist of its rights thereunder as well as of its beneficial ownership of shares of ASA's common stock, par value $0.01 per share. As of the date of this filing, R&K is the beneficial owner of 1000 shares of ASA common stock.